Exhibit 99.1

Earnings Results & Supplemental Information

Quarter ended March 31, 2021

The Macerich Company

Earnings Results & Supplemental Information

Quarter Ended March 31, 2021

Table of Contents

All information included in this supplemental financial package is unaudited, unless otherwise indicated.

Page No.
Executive Summary & Financial Highlights	1-10
Executive Summary	1-5
Financial Highlights	6-10
Capital Information	11-12
Capital Information and Market Capitalization	11
Changes in Total Common and Equivalent Shares/Units	12
Financial Data	13-20
Consolidated Statements of Operations (Unaudited)	13
Consolidated Balance Sheet (Unaudited)	14
Non-GAAP Pro Rata Financial Information (Unaudited)	15-17
2021 Earnings Guidance	18
Supplemental FFO Information	19
Capital Expenditures	20
Operational Data	21-29
Occupancy	21
Average Base Rent Per Square Foot	22
Percentage of Net Operating Income by State	23
Property Listing	24-27
Joint Venture List	28-29
Debt Tables	30-32
Debt Summary	30
Outstanding Debt by Maturity Date	31-32
Development Pipeline	33-34
Corporate Information	35

The Macerich Company

Executive Summary

March 31, 2021

We own 50 million square feet of real estate consisting primarily of interests in 46 regional shopping centers. We specialize in successful retail properties in many of the country’s most attractive, densely populated markets with a significant presence on the West Coast, and in Arizona and the Metro New York to Washington, DC corridor. We are a recognized leader in sustainability and have achieved the #1 GRESB ranking in the North American Retail Sector for six straight years (2015 – 2020).

COVID-19 and Other Updates:

Our centers are open and fully operational, and government-imposed restrictions have continued to relax over the past few months as improved vaccination levels continue across the United States. This loosening of restrictions is especially apparent in our key markets of New York and California, which were the most capacity restricted markets in 2020. As a result, and combined with significant pent-up demand and economic stimulus, sales and traffic continue to improve across the portfolio. During the first quarter of 2021, comparable tenant sales across the portfolio were only 2.0% less than the pre-COVID first quarter of 2019, and were 1.9% higher than the pre-COVID first quarter of 2019, excluding the capacity-restricted food and beverage category. In the latter half of March 2021, traffic levels were approaching 80% of pre-COVID levels, when compared to the same timeframe in March 2019. Our rent collections remain strong, with 97% of rent collected for the fourth quarter of 2020 and 95% of rent collected for the first quarter of 2021. At March 31, 2021, portfolio occupancy was 88.5%, which we anticipate will be the lowest level for post-COVID occupancy. For the six months ended March 31, 2021, we have signed leases for nearly the same amount of space as the pre-COVID six-month period ended March 31, 2020. Further, the number of new and renewal leases executed through mid-April 2021 is slightly greater than the number of leases signed during the same pre-COVID period in 2019.

Through our strategic planning and operational expertise, we believe that we have successfully managed through the unprecedented disruption of the COVID-19 pandemic while balancing the many interests of our shareholders, our employees, our retailers and their employees, our shoppers and our communities.

Financial Results for the Quarter:

•

Net loss attributable to the Macerich Company (the “Company”) was $63.6 million or $0.40 per share-diluted for the quarter ended March 31, 2021, compared to net income attributable to the Company of $7.5 million or $0.05 per share-diluted attributable to the Company for the quarter ended March 31, 2020.

The Macerich Company

Executive Summary

March 31, 2021

•

Funds from operations-diluted (“FFO”), excluding financing expense in connection with Chandler Freehold, was $75.6 million or $0.45 per share-diluted during the first quarter of 2021, compared to $122.7 million or $0.81 per share-diluted for the quarter ended March 31, 2020. These declines were expected and as we had previously communicated, retroactive rental abatements relating to 2020 rent were finalized in the first quarter of 2021, with $29 million of COVID-related rent abatements.

•

Same center net operating income, excluding lease termination income, decreased 29% in the first quarter of 2021 compared to the first quarter of 2020 as a result of COVID-related retroactive rent abatements and reduced occupancy.

Operations:

•

During the first quarter of 2021, comparable tenant sales across the portfolio were only 2.0% less than the pre-COVID first quarter of 2019, and were 1.9% higher than the pre-COVID first quarter of 2019, excluding the capacity-restricted food and beverage category.

•	Our mall portfolio occupancy was 88.5% at March 31, 2021, compared to 89.7% at December 31, 2020.

•	Average rent per square foot was $63.47 at March 31, 2021. This represents a 1.6% increase compared to $62.44 as of March 31, 2020, and a 2.6% increase compared to $61.87 at December 31, 2020.

•

During the first quarter of 2021, we signed 181 leases for 700,000 square feet (excluding COVID workout deals), approximately the same amount of leased space that was signed during the first quarter of 2020.

•	To help our communities during the pandemic, we continue to offer COVID-19 testing and/or vaccination facilities at our properties.

Redevelopment:

We have significantly reduced our planned development expenditures to conserve capital given uncertainties posed by COVID-19, however, we continue to focus on numerous transformative redevelopments:

•	One Westside in Los Angeles, a 584,000 square foot creative office redevelopment, continues on schedule with a planned delivery to Google in early 2022.

•	We have executed a lease with Primark to replace JC Penney at Green Acres Mall in Valley Stream, NY.

•

We have numerous near-term openings with many other large-format spaces, including among others: Primark at Fashion District Philadelphia and Tysons Corner, a second to portfolio location with Life Time Athletic at Broadway Plaza, Crunch Fitness at Deptford Mall in a portion of the former Sears store, Barbarie’s Fitness at Danbury Fair, Dave & Buster’s at Vintage Faire in a portion of the former Sears store, Kids Empire at SanTan Village, X-Lanes at Fresno Fashion Fair, County of San Bernardino offices at Inland Center, Ross at Pacific View and ModelLand at Santa Monica Place.

The Macerich Company

Executive Summary

March 31, 2021

Balance Sheet:

On April 14, 2021, we completed the renewal of our secured, corporate credit facility. The new facility is $700 million, and includes a $525 million revolving line of credit and a $175 million term loan. The revolving line of credit has a two-year term, plus a one-year renewal option, and the term loan has a three-year term. The revolving line of credit may be expanded from $525 million to $800 million, subject to certain conditions. As of the date of closing, the facility’s floating interest rate was LIBOR + 2.75% and the balance was $495 million, including a fully drawn term loan of $175 million.

During 2021, we sold $732 million of common equity through our at-the-market offering programs at an average price of $13.15 per share. At the end of March 2021, we sold a 95% interest in Paradise Valley Mall to a newly-formed joint venture for $95 million. The net proceeds from both the common equity and Paradise Valley sales, along with cash on hand, were used to repay nearly $1 billion of debt as part of our commitment to reduce leverage over time.

During the first quarter of 2021, we secured two year extensions (including renewal options) of both the $257 million loan on Green Acres Mall and the $125 million loan on the adjacent Green Acres Commons. Over the past three quarters, using minimal cash resources, we have now secured extensions of six mortgage loans totaling approximately $950 million, with extended loan terms ranging up to three years for Danbury Fair Mall, The Shops at Atlas Park, Fashion Outlets of Niagara Falls, FlatIron Crossing, Green Acres Mall and Green Acres Commons.

At March 31, 2021, our total debt including our pro-rata share of joint ventures was $8.66 billion, including consolidated debt of $6.01 billion, at a weighted average annual rate of 3.66%, and at the closing of our corporate credit facility on April 14, 2021, our total debt including our pro-rata share of joint ventures was approximately $7.67 billion, including consolidated debt of $5.03 billion.

2021 Earnings Guidance:

At this time, we are amending our 2021 guidance for estimated EPS-diluted and re-affirming our guidance for estimated Funds from Operations (“FFO”) per share-diluted. A reconciliation of estimated EPS-diluted to FFO per share-diluted follows:

Year 2021 Guidance
Earnings per share-diluted	($0.55 - $0.35)
Plus: real estate depreciation and amortization	$2.32 - $2.32

FFO per share-diluted	$1.77 - $1.97

This guidance range assumes no further government mandated shutdowns of our retail properties.

More details of the guidance assumptions are included on page 18.

Dividend:

On April 29, 2021, we declared a quarterly cash dividend of $0.15 per share of common stock. The dividend is payable on June 3, 2021 to stockholders of record at the close of business on May 7, 2021.

The Macerich Company

Executive Summary

March 31, 2021

Investor Conference Call:

We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins on May 11, 2021 at 10:00 AM Pacific Time. To listen to the call, please go to the website at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available for one year after the call.

About Macerich and this Document

The Company is a fully integrated, self-managed and self-administered real estate investment trust (“REIT”), which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership” or the “OP”) and conducts all of its operations through the Operating Partnership and the Company’s management companies (collectively, the “Management Companies”).

As of March 31, 2021, the Operating Partnership owned or had an ownership interest in 50 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 46 regional shopping centers and five community/power shopping centers. These 51 centers (which include any related office space) are referred to hereinafter as the “Centers” unless the context requires otherwise.

All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise.

The Company presents certain measures in this document on a pro rata basis which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations. The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions. Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.

Note: This document contains statements that constitute forward-looking statements which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future

The Macerich Company

Executive Summary

March 31, 2021

performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, and acquisitions and dispositions; the continuing adverse impact of the novel coronavirus (COVID-19) on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months
	Ended March 31,
	Unaudited
	2021	2020
Revenues:
Leasing revenue	$179,535	$210,721
Other income	5,321	9,258
Management Companies’ revenues	5,568	6,973

Total revenues	190,424	226,952

Expenses:
Shopping center and operating expenses	76,155	70,725
Management Companies’ operating expenses	14,843	16,224
Leasing expenses	5,166	7,425
REIT general and administrative expenses	8,087	6,821
Depreciation and amortization	78,396	82,213
Interest expense (a)	53,896	8,074

Total expenses	236,543	191,482

Equity in income of unconsolidated joint ventures	1,910	9,698
Income tax (expense) benefit	(2,238)	266
(Loss) on sale or write down of assets, net	(21,283)	(36,703)

Net (loss) income	(67,730)	8,731
Less net (loss) income attributable to noncontrolling interests	(4,126)	1,209

Net (loss) income attributable to the Company	($63,604)	$7,522

Weighted average number of shares outstanding—basic	158,580	141,437

Weighted average shares outstanding, assuming full conversion of OP Units (b)	169,436	151,915

Weighted average shares outstanding—Funds From Operations (“FFO”)—diluted (b)	169,436	151,915

Earnings per share (“EPS”)—basic	($0.40)	$0.05

EPS—diluted	($0.40)	$0.05

Dividend paid per share	$0.15	$0.50

FFO—basic and diluted (b) (c)	$73,004	$168,389

FFO—basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$75,555	$122,682

FFO per share—basic and diluted (b) (c)	$0.43	$1.11

FFO per share—basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$0.45	$0.81

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)

The Company accounts for its investment in the Chandler Fashion Center and Freehold Raceway Mall (“Chandler Freehold”) joint venture as a financing arrangement. As a result, the Company has included in interest expense (i) a credit of $863 and $48,385 to adjust for the change in the fair value of the financing arrangement obligation during the three months ended March 31, 2021 and 2020, respectively; (ii) distributions of ($1,232) and $1,464 to its partner representing the partner’s share of net (loss) income for the three months ending March 31, 2021 and 2020, respectively; and (iii) distributions of $3,414 and $2,678 to its partner in excess of the partner’s share of net income for the three months ended March 31, 2021 and 2020, respectively.

(b)

The Operating Partnership has operating partnership units (“OP units”). OP units can be converted into shares of Company common stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO—diluted includes the effect of share and unit-based compensation plans, stock warrants and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)

The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (“GAAP”) measures. The National Association of Real Estate Investment Trusts (“Nareit”) defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.

The Company accounts for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the Company recognizes financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excludes the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Company also presents FFO excluding financing expense in connection with Chandler Freehold.

FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold provides useful supplemental information regarding the Company’s performance as it shows a more meaningful and consistent comparison of the Company’s operating performance and allows investors to more easily compare the Company’s results. The Company believes that FFO on a diluted basis is a measure investors find most useful in measuring the dilutive impact of convertible securities.

The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of net (loss) income attributable to the Company to FFO attributable to common stockholders and unit holders—basic and diluted, excluding financing expense in connection with Chandler Freehold (c):

	For the Three Months
	Ended March 31,
	Unaudited
	2021	2020
Net (loss) income attributable to the Company	($63,604)	$7,522
Adjustments to reconcile net (loss) income attributable to the Company to FFO attributable to common stockholders and unit holders—basic and diluted:
Noncontrolling interests in the OP	(4,356)	557
Loss on sale or write down of consolidated assets, net	21,283	36,703
Add: gain on undepreciated asset sales or write-down from consolidated assets	2,905	—
Loss on write down of consolidated non-real estate assets	(1,200)	—
Noncontrolling interests share of loss on sale or write-down of consolidated joint ventures, net	(46)	—
Gain on sale or write down of assets from unconsolidated joint ventures (pro rata), net	(27)	—
Depreciation and amortization on consolidated assets	78,396	82,213
Less depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(4,075)	(3,789)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	47,106	49,509
Less: depreciation on personal property	(3,378)	(4,326)

FFO attributable to common stockholders and unit holders—basic and diluted	73,004	168,389
Financing expense in connection with Chandler Freehold	2,551	(45,707)

FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold—diluted	$75,555	$122,682

Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended March 31,
	Unaudited
	2021	2020
EPS—diluted	($0.40)	$0.05
Per share impact of depreciation and amortization of real estate	0.70	0.82
Per share impact of loss on sale or write down of assets, net	0.13	0.24

FFO per share—basic and diluted	$0.43	$1.11
Per share impact of financing expense in connection with Chandler Freehold.	0.02	(0.30)

FFO per share—basic and diluted, excluding financing expense in connection with Chandler Freehold	$0.45	$0.81

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net (loss) income attributable to the Company to Adjusted EBITDA:

	For the Three Months Ended March 31,
	Unaudited
	2021	2020
Net (loss) income attributable to the Company	($63,604)	$7,522
Interest expense—consolidated assets	53,896	8,074
Interest expense—unconsolidated joint ventures (pro rata)	27,065	26,988
Depreciation and amortization—consolidated assets	78,396	82,213
Depreciation and amortization—unconsolidated joint ventures (pro rata)	47,106	49,509
Noncontrolling interests in the OP	(4,356)	557
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(6,643)	(8,963)
Loss on sale or write down of assets, net—consolidated assets	21,283	36,703
Gain on sale or write down of assets, net—unconsolidated joint ventures (pro rata)	(27)	—
Add: Noncontrolling interests share of loss on sale or write-down of consolidated joint ventures, net	(46)	—
Income tax expense (benefit)	2,238	(266)
Distributions on preferred units	90	100

Adjusted EBITDA (d)	$155,398	$202,437

Reconciliation of Adjusted EBITDA to Net Operating Income (“NOI”) and to NOI—Same Centers:

	For the Three Months Ended March 31,
	Unaudited
	2021	2020
Adjusted EBITDA (d)	$155,398	$202,437
REIT general and administrative expenses	8,087	6,821
Management Companies’ revenues	(5,568)	(6,973)
Management Companies’ operating expenses	14,843	16,224
Leasing expenses, including joint ventures at pro rata	5,823	8,215
Straight-line and above/below market adjustments	(10,864)	(13,039)

NOI—All Centers	167,719	213,685
NOI of non-Same Centers	(15,093)	(2,843)

NOI—Same Centers (e)	152,626	210,842
Lease termination income of Same Centers	(4,438)	(1,241)

NOI—Same Centers, excluding lease termination income (e)	$148,188	$209,601

NOI—Same Centers percentage change, excluding lease termination income (e)	-29.30%

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(d)

Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(e)

The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Capital Information and Market Capitalization

	Period Ended
	3/31/2021	12/31/2020	12/31/2019
	dollars in thousands, except per share data
Closing common stock price per share	$11.70	$10.67	$26.92
52 week high	$25.99	$26.98	$47.05
52 week low	$4.81	$4.81	$25.53
Shares outstanding at end of period
Class A non-participating convertible preferred units	103,235	103,235	90,619
Common shares and partnership units	206,854,671	160,751,189	151,892,138

Total common and equivalent shares/units outstanding	206,957,906	160,854,424	151,982,757

Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$8,655,264	$8,675,076	$8,074,867
Equity market capitalization	2,421,407	1,716,317	4,091,376

Total market capitalization	$11,076,671	$10,391,393	$12,166,243

Debt as a percentage of total market capitalization	78.1%	83.5%	66.4%

Portfolio Capitalization at March 31, 2021

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2020	10,980,614	149,770,575	103,235	160,854,424
Conversion of partnership units to cash	(55)	—	—	(55)
Conversion of partnership units to common shares	(1,178,530)	1,178,530	—	—
Issuance of shares from at-the-market (“ATM”) programs	—	45,992,318	—	45,992,318
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	16,466	94,753	—	111,219

Balance as of March 31, 2021	9,818,495	197,036,176	103,235	206,957,906

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands)

For the Three Months Ended March 31, 2021
Revenues:
Leasing revenue	$179,535
Other income	5,321
Management Companies’ revenues	5,568

Total revenues	190,424

Expenses:
Shopping center and operating expenses	76,155
Management Companies’ operating expenses	14,843
Leasing expenses	5,166
REIT general and administrative expenses	8,087
Depreciation and amortization	78,396
Interest expense	53,896

Total expenses	236,543
Equity in income of unconsolidated joint ventures	1,910
Income tax expense	(2,238)
Loss on sale or write down of assets, net	(21,283)

Net loss	(67,730)
Less net loss attributable to noncontrolling interests	(4,126)

Net loss attributable to the Company	$(63,604)

TH MACERICH COMPANY

CONSOLIDATED BALANCE SHEET (UNAUDITED)

AS OF MARCH 31, 2021

(Dollars in thousands)

ASSETS:
Property, net (a)	$6,517,852
Cash and cash equivalents	1,083,813
Restricted cash	67,255
Tenant and other receivables, net	227,829
Right-of-use assets, net	117,388
Deferred charges and other assets, net	293,790
Due from affiliates	5,231
Investments in unconsolidated joint ventures	1,356,426

Total assets	$9,669,584

LIABILITIES AND EQUITY:
Mortgage notes payable	$4,534,585
Bank and other notes payable	1,478,716
Accounts payable and accrued expenses	59,316
Lease liabilities	89,000
Other accrued liabilities	258,029
Distributions in excess of investments in unconsolidated joint ventures	119,118
Financing arrangement obligation	133,515

Total liabilities	6,672,279

Commitments and contingencies
Equity:
Stockholders’ equity:
Common stock	1,971
Additional paid-in capital	5,263,994
Accumulated deficit	(2,426,555)
Accumulated other comprehensive loss	(5,514)

Total stockholders’ equity	2,833,896
Noncontrolling interests	163,409

Total equity	2,997,305

Total liabilities and equity	$9,669,584

(a)	Includes construction in progress of $174,077.

THE MACERICH COMPANY

NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)

(DOLLARS IN THOUSANDS)

	For the Three Months Ended March 31, 2021
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company’s Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(10,857)	$97,149
Other income	(673)	14,414

Total revenues	(11,530)	111,563

Expenses:
Shopping center and operating expenses	(4,334)	34,575
Leasing expenses	(277)	934
Depreciation and amortization	(4,075)	47,106
Interest expense	(2,568)	27,065

Total expenses	(11,254)	109,680
Equity in income of unconsolidated joint ventures	—	(1,910)
Loss/gain on sale or write down of assets, net	46	27

Net income	(230)	—
Less net income attributable to noncontrolling interests	(230)	—

Net income attributable to the Company	$—	$—

(a)	Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY

NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)

(DOLLARS IN THOUSANDS)

	As of March 31, 2021
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company’s Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(489,435)	$4,159,360
Cash and cash equivalents	(15,061)	98,137
Restricted cash	(2,734)	13,152
Tenant and other receivables, net	(11,987)	97,555
Right-of-use assets, net	(684)	59,559
Deferred charges and other assets, net	(30,541)	108,152
Due from affiliates	1,642	(3,009)
Investments in unconsolidated joint ventures, at equity	—	(1,356,426)

Total assets	$(548,800)	$3,176,480

LIABILITIES AND EQUITY:
Mortgage notes payable	$(459,864)	$3,069,120
Bank and other notes payable	—	32,707
Accounts payable and accrued expenses	(3,947)	40,820
Lease liabilities	(2,727)	60,491
Other accrued liabilities	(26,517)	92,460
Distributions in excess of investments in unconsolidated joint ventures	—	(119,118)
Financing arrangement obligation	(133,515)	—

Total liabilities	(626,570)	3,176,480

Equity:
Stockholders’ equity	99,856	—
Noncontrolling interests	(22,086)	—

Total equity	77,770	—

Total liabilities and equity	$(548,800)	$3,176,480

(a)	Represents the Company’s partners’ share of consolidated joint ventures.
(b)

This includes $13,582 of construction in progress relating to the Company’s partners’ share from consolidated joint ventures and $337,627 of construction in progress relating to the Company’s share from unconsolidated joint ventures.

THE MACERICH COMPANY

NON-GAAP PRO RATA SCHEDULE OF LEASING REVENUE (UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended March 31, 2021
	Consolidated	Non- Controlling Interests (a)	Company’s Consolidated Share	Company’s Share of Unconsolidated Joint Ventures	Company’s Total Share
Revenues:
Minimum rents	$116,145	$(6,738)	$109,407	$67,069	$176,476
Percentage rents	6,920	(539)	6,381	3,234	9,615
Tenant recoveries	55,162	(3,186)	51,976	24,521	76,497
Other	4,516	(241)	4,275	1,786	6,061
Less: Bad debt expense	(3,208)	(153)	(3,361)	539	(2,822)

Total leasing revenue	$179,535	$(10,857)	$168,678	$97,149	$265,827

The Macerich Company

2021 Earnings Guidance (unaudited)

The Company is amending its 2021 guidance for estimated EPS-diluted and re-affirming its guidance for estimated FFO per share-diluted. A reconciliation of estimated EPS-diluted to FFO per share-diluted follows:

Year 2021 Guidance
Earnings per share-diluted	($0.55 - $0.35)
Plus: real estate depreciation and amortization	$2.32 - $2.32

FFO per share-diluted	$1.77 - $1.97

This guidance range assumes no further government mandated shutdowns of our retail properties. This guidance range also assumes $732 million of common equity issued through the Company’s at-the-market offering programs at an average price of $13.15 per share.

Underlying Assumptions to 2021 Guidance:

	Year 2021 ($ millions)(a)	Year 2021 FFO / Share Impact
Lease termination income	$15	$0.07
Bad debt expense	($10)	($0.05)
Amortization of acquired above and below-market leases (net-revenue)	$4	$0.02
Interest expense(b)	$290	$1.45
Capitalized interest	$23	$0.11

(a)	All joint venture amounts included at pro rata.
(b)	This amount represents the Company’s pro rata share of interest expense, excluding any financing expense in connection with Chandler Freehold, and is reduced by capitalized interest.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Supplemental FFO Information(a)

	As of March 31,
	2021	2020
	dollars in millions
Straight-line rent receivable	$169.2	$130.9

	For the Three Months Ended March 31,
	2021	2020
	dollars in millions
Lease termination income	$4.5	$1.2
Straight-line rental income	$9.4	$3.1
Business development and parking income (b)	$9.9	$14.1
Gain on sales or write down of undepreciated assets	$2.9	$—
Amortization of acquired above and below-market leases (net revenue)	$1.4	$10.0
Amortization of debt (discounts) premiums	$(0.3)	$0.2
Bad debt expense (c)	$2.8	$2.5
Leasing expenses	$5.8	$8.2
Interest capitalized	$4.3	$5.4

Chandler Freehold financing arrangement (d):
Distributions equal to partners’ share of net (loss) income	$(1.2)	$1.5
Distributions in excess of partners’ share of net income (e)	3.4	2.7
Fair value adjustment (e)	(0.9)	(48.4)

Total Chandler Freehold financing arrangement expense (income) (d)	$1.3	$(44.2)

(a)	All joint venture amounts included at pro rata.
(b)	Included in leasing revenue and other income.
(c)	Included in leasing revenue for the three months ended March 31, 2021 and 2020.
(d)	Included in interest expense.
(e)

The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Capital Expenditures(a)

	For the Three Months Ended March 31, 2021	Year Ended 12/31/2020	Year Ended 12/31/2019

	dollars in millions
Consolidated Centers
Acquisitions of property, building improvement and equipment	$3.7	$9.6	$34.8
Development, redevelopment, expansions and renovations of Centers	6.6	38.4	112.3
Tenant allowances	4.7	12.4	18.9
Deferred leasing charges	0.5	3.0	3.2

Total	$15.5	$63.4	$169.2

Unconsolidated Joint Venture Centers
Acquisitions of property, building improvement and equipment	$0.8	$6.5	$12.3
Development, redevelopment, expansions and renovations of Centers	12.2	109.9	210.6
Tenant allowances	2.6	4.8	9.3
Deferred leasing charges	0.8	2.1	3.4

Total	$16.4	$123.3	$235.6

(a)	All joint venture amounts at pro rata.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Occupancy(a)

Regional Shopping Centers: Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
03/31/2021	87.9%	89.2%	88.5%
03/31/2020	92.8%	93.4%	93.1%
12/31/2020	89.6%	89.8%	89.7%
12/31/2019	93.7%	94.4%	94.0%

(a)	Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Occupancy excludes Centers under development and redevelopment.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Average Base Rent Per Square Foot(a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed during the trailing twelve months ended(c)	Average Base Rent PSF on Leases Expiring during the trailing twelve months ended(d)
Consolidated Centers
03/31/2021	$61.08	$51.24	$53.77
03/31/2020	$60.08	$53.48	$52.88
12/31/2020	$59.63	$48.06	$52.60
12/31/2019	$58.76	$53.29	$53.20
Unconsolidated Joint Venture Centers
03/31/2021	$68.22	$57.10	$54.94
03/31/2020	$67.13	$71.98	$61.51
12/31/2020	$66.34	$57.23	$52.62
12/31/2019	$65.67	$73.05	$65.22
All Regional Shopping Centers
03/31/2021	$63.47	$52.94	$54.10
03/31/2020	$62.44	$58.88	$55.28
12/31/2020	$61.87	$50.69	$52.60
12/31/2019	$61.06	$59.15	$56.50

(a)	Average base rent per square foot is based on spaces 10,000 square feet and under. All joint venture amounts are included at pro rata. Centers under development and redevelopment are excluded.
(b)

Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.

(c)	The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.
(d)	The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Percentage of Net Operating Income by State

State	% of Portfolio 2020 Real Estate Pro Rata NOI(a)
California	25.8%
New York	23.1%
Arizona	17.6%
Pennsylvania & Virginia	9.1%
Colorado, Illinois & Missouri	8.8%
New Jersey & Connecticut	6.7%
Oregon	4.6%
Other(b)	4.3%

Total	100.0%

(a)

The percentage of Portfolio 2020 Real Estate Pro Rata NOI excludes lease termination revenue, straight-line and above/below market adjustments to minimum rents. Portfolio 2020 Real Estate Pro Rata NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).

(b)	“Other” includes Indiana, Iowa, Kentucky, North Dakota and Texas.

The Macerich Company

Property Listing

March 31, 2021

The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	50.1%	Chandler Fashion Center Chandler, Arizona	2001/2002	ongoing	1,318,000
2	100%	Danbury Fair Mall Danbury, Connecticut	1986/2005	2016	1,226,000
3	100%	Desert Sky Mall Phoenix, Arizona	1981/2002	2007	720,000
4	100%	Eastland Mall(c) Evansville, Indiana	1978/1998	1996	1,025,000
5	100%	Fashion Outlets of Chicago Rosemont, Illinois	2013/—	—	538,000
6	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	689,000
7	50.1%	Freehold Raceway Mall Freehold, New Jersey	1990/2005	2007	1,552,000
8	100%	Fresno Fashion Fair Fresno, California	1970/1996	2006	979,000
9	100%	Green Acres Mall(c) Valley Stream, New York	1956/2013	2016	2,069,000
10	100%	Inland Center San Bernardino, California	1966/2004	2016	627,000
11	100%	Kings Plaza Shopping Center(c) Brooklyn, New York	1971/2012	2018	1,137,000
12	100%	La Cumbre Plaza(c) Santa Barbara, California	1967/2004	1989	492,000
13	100%	NorthPark Mall Davenport, Iowa	1973/1998	2001	929,000
14	100%	Oaks, The Thousand Oaks, California	1978/2002	2017	1,205,000
15	100%	Pacific View Ventura, California	1965/1996	2001	886,000
16	100%	Queens Center(c) Queens, New York	1973/1995	2004	965,000
17	100%	Santa Monica Place Santa Monica, California	1980/1999	2015	527,000
18	84.9%	SanTan Village Regional Center Gilbert, Arizona	2007/—	2018	1,151,000
19	100%	SouthPark Mall Moline, Illinois	1974/1998	2015	860,000
20	100%	Stonewood Center(c) Downey, California	1953/1997	1991	932,000
21	100%	Superstition Springs Center Mesa, Arizona	1990/2002	2002	917,000
22	100%	Towne Mall Elizabethtown, Kentucky	1985/2005	1989	350,000

The Macerich Company

Property Listing

March 31, 2021

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
23	100%	Tucson La Encantada Tucson, Arizona	2002/2002	2005	246,000
24	100%	Valley Mall Harrisonburg, Virginia	1978/1998	1992	505,000
25	100%	Valley River Center Eugene, Oregon	1969/2006	2007	808,000
26	100%	Victor Valley, Mall of Victorville, California	1986/2004	2012	580,000
27	100%	Vintage Faire Mall Modesto, California	1977/1996	ongoing	914,000
28	100%	Wilton Mall Saratoga Springs, New York	1990/2005	2020	738,000

		Total Consolidated Centers			24,885,000

UNCONSOLIDATED JOINT VENTURE CENTERS:
29	60%	Arrowhead Towne Center Glendale, Arizona	1993/2002	2015	1,076,000
30	50%	Biltmore Fashion Park Phoenix, Arizona	1963/2003	2020	597,000
31	50%	Broadway Plaza Walnut Creek, California	1951/1985	2016	912,000
32	50.1%	Corte Madera, The Village at Corte Madera, California	1985/1998	2020	500,000
33	50%	Country Club Plaza Kansas City, Missouri	1922/2016	2015	947,000
34	51%	Deptford Mall Deptford, New Jersey	1975/2006	2020	950,000
35	51%	FlatIron Crossing Broomfield, Colorado	2000/2002	2009	1,428,000
36	50%	Kierland Commons Scottsdale, Arizona	1999/2005	2003	437,000
37	60%	Lakewood Center Lakewood, California	1953/1975	2008	2,071,000
38	60%	Los Cerritos Center Cerritos, California	1971/1999	2016	1,022,000
39	50%	North Bridge, The Shops at(c) Chicago, Illinois	1998/2008	—	669,000
40	50%	Scottsdale Fashion Square Scottsdale, Arizona	1961/2002	2020	1,843,000
41	60%	South Plains Mall Lubbock, Texas	1972/1998	2017	1,152,000
42	51%	Twenty Ninth Street(c) Boulder, Colorado	1963/1979	2007	845,000
43	50%	Tysons Corner Center Tysons Corner, Virginia	1968/2005	2014	1,971,000
44	60%	Washington Square Portland, Oregon	1974/1999	2005	1,296,000
45	19%	West Acres Fargo, North Dakota	1972/1986	2001	693,000

		Total Unconsolidated Joint Venture Centers			18,409,000

The Macerich Company

Property Listing

March 31, 2021

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
REGIONAL SHOPPING CENTERS UNDER REDEVELOPMENT:
46	50%	Fashion District Philadelphia(c)(d)(e) Philadelphia, Pennsylvania	1977/2014	2019	850,000

		Total Regional Shopping Centers			44,144,000

COMMUNITY / POWER CENTERS:
1	50%	Atlas Park, The Shops at(f) Queens, New York	2006/2011	2013	374,000
2	50%	Boulevard Shops(f) Chandler, Arizona	2001/2002	2004	184,000
3	100%	Southridge Center(d) Des Moines, Iowa	1975/1998	2013	803,000
4	100%	Superstition Springs Power Center(d) Mesa, Arizona	1990/2002	—	206,000
5	100%	The Marketplace at Flagstaff(c)(d) Flagstaff, Arizona	2007/—	—	268,000

		Total Community / Power Centers			1,835,000

OTHER ASSETS:
	100%	Various(d)(g)	—	—	348,000
	83.2%	Estrella Falls(d) Goodyear, Arizona	2016	2016	79,000
	50%	Scottsdale Fashion Square-Office(f) Scottsdale, Arizona	1984/2002	2016	123,000
	50%	Tysons Corner Center-Office(f) Tysons Corner, Virginia	1999/2005	2012	174,000
	50%	Hyatt Regency Tysons Corner Center(f) Tysons Corner, Virginia	2015	2015	290,000
	50%	VITA Tysons Corner Center(f) Tysons Corner, Virginia	2015	2015	510,000
	50%	Tysons Tower(f) Tysons Corner, Virginia	2014	2014	529,000

OTHER ASSETS UNDER REDEVELOPMENT:
	25%	One Westside(f)(h) Los Angeles, California	1985/1998	ongoing	680,000
	5%	Paradise Valley Mall(f)(i) Phoenix, Arizona	1979/2002	ongoing	1,198,000

		Total Other Assets			3,931,000

		Grand Total			49,910,000

(a)

The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) on pages 28 and 29 regarding the legal versus economic ownership of joint venture entities.

(b)	Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.
(c)

Portions of the land on which the Center is situated are subject to one or more long-term ground leases. With respect to 42 Centers, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.

(d)	Included in Consolidated Centers.

The Macerich Company

Property Listing

March 31, 2021

(e)	On September 19, 2019, the Company’s joint venture opened Fashion District Philadelphia in downtown Philadelphia.
(f)	Included in Unconsolidated Joint Venture Centers.
(g)

The Company owns an office building and four stores located at shopping centers not owned by the Company. Of the four stores, one is leased to Kohl’s, and three have been leased for non-Anchor uses. With respect to the office building and two of the four stores, the underlying land is owned in fee entirely by the Company. With respect to the remaining two stores, the underlying land is owned by third parties and leased to the Company pursuant to long-term building or ground leases.

(h)

Construction is underway to convert former regional shopping center Westside Pavilion, which closed in January 2019, into an approximately 584,000 square foot Class A creative office campus called One Westside leased solely to Google, while maintaining approximately 96,000 square feet of adjacent entertainment and retail space at 10850 Pico Boulevard.

(i)

On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction is anticipated to begin in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former regional shopping center Paradise Valley Mall into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while most of the other stores at the property have closed.

The Macerich Company

Joint Venture List as of March 31, 2021

The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures, consolidated joint ventures, and financing arrangements. The percentages shown are the effective legal ownership and economic ownership interests of the Company as of March 31, 2021.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Arrowhead Towne Center	60%	60%	New River Associates LLC	1,076,000
Atlas Park, The Shops at	50%	50%	WMAP, L.L.C.	374,000
Biltmore Fashion Park	50%	50%	Biltmore Shopping Center Partners LLC	597,000
Boulevard Shops	50%	50%	Propcor II Associates, LLC	184,000
Broadway Plaza(e)	50%	50%	Macerich HHF Broadway Plaza LLC	912,000
Chandler Fashion Center(d)(f)	50.1%	50.1%	Freehold Chandler Holdings LP	1,318,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	500,000
Country Club Plaza	50%	50%	Country Club Plaza KC Partners LLC	947,000
Deptford Mall(d)	51%	51%	Macerich HHF Centers LLC	950,000
Estrella Falls	83.2%	83.2%	Westcor Goodyear RSC LLC	79,000
Fashion District Philadelphia	50%	(g )	Various Entities	850,000
FlatIron Crossing	51%	51%	Macerich HHF Centers LLC	1,428,000
Freehold Raceway Mall(d)(f)	50.1%	50.1%	Freehold Chandler Holdings LP	1,552,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	437,000
Lakewood Center	60%	60%	Pacific Premier Retail LLC	2,071,000
Los Angeles Premium Outlets	50%	50%	CAM-CARSON LLC	—
Los Cerritos Center(d)	60%	60%	Pacific Premier Retail LLC	1,022,000
North Bridge, The Shops at	50%	50%	North Bridge Chicago LLC	669,000
Paradise Valley Mall(h)	5%	5%	PV Land SPE, LLC	1,198,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,151,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	1,843,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	123,000
Macerich Seritage Portfolio(i)	50%	50%	MS Portfolio LLC	795,000
South Plains Mall	60%	60%	Pacific Premier Retail LLC	1,152,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	845,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,971,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	174,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	529,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	510,000
Washington Square(d)	60%	60%	Pacific Premier Retail LLC	1,296,000
West Acres	19%	19%	West Acres Development, LLP	693,000
One Westside(j)	25%	25%	HPP-MAC WSP, LLC	680,000

(a)

This column reflects the Company’s legal ownership in the listed properties as of March 31, 2021. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.

The Macerich Company

Joint Venture List as of March 31, 2021

(b)

Economic ownership represents the allocation of cash flow to the Company as of March 31, 2021, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.

(c)	Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores as of March 31, 2021.
(d)

These centers have a former Sears store which is owned by MS Portfolio LLC, see footnote (i) below. The GLA of the former Sears store, or tenant replacing the former Sears store, at the five centers indicated with footnote (d) in the table above is included in Total GLA at the center level. The GLA for the former Sears store at these five centers plus the GLA of the former Sears store at two wholly owned centers, Danbury Fair Mall and Vintage Faire Mall, are also aggregated into the 795,000 square feet in the MS Portfolio LLC above.

(e)

In October 2018, the Company’s joint venture partner in Broadway Plaza sold its 50% interest to a third party investor. Thereafter, the joint venture restated its governing documents and changed its name to Macerich HHF Broadway Plaza LLC.

(f)

The joint venture entity was formed in September 2009. Upon liquidation of the partnership, distributions are made in the following order: to the third-party partner until it receives a 13% internal rate of return on and of its aggregate unreturned capital contributions; to the Company until it receives a 13% internal rate of return on and of its aggregate unreturned capital contributions; and, thereafter, pro rata 35% to the third-party partner and 65% to the Company.

(g)

On December 10, 2020, the Company made a loan (the Partnership Loan) to the 50/50 joint venture that owns Fashion District Philadelphia to fund the entirety of a $100 million repayment to reduce the mortgage loan on Fashion District Philadelphia from $301 million to $201 million. Pursuant to the joint venture partnership agreement, the Partnership Loan plus 15% accrued interest must first be repaid prior to the resumption of 50/50 cash distributions to the Company and its joint venture partner.

(h)

On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction is anticipated to begin in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former regional shopping center Paradise Valley Mall into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while most of the other stores at the property have closed.

(i)

On April 30, 2015, Sears Holdings Corporation (“Sears”) and the Company announced that they had formed a joint venture, MS Portfolio LLC. Sears contributed nine stores (located at Arrowhead Towne Center, Chandler Fashion Center, Danbury Fair Mall, Deptford Mall, Freehold Raceway Mall, Los Cerritos Center, South Plains Mall, Vintage Faire Mall and Washington Square) to the joint venture and the Company contributed $150 million in cash to the joint venture. On July 7, 2015, Sears assigned its ownership interest in MS Portfolio LLC to Seritage MS Holdings LLC. On December 31, 2020, the Company traded its 50% interest in the former Sears parcel at Arrowhead Towne Center for its partner’s 50% interest in the former Sears parcel at South Plains Mall, such that the Company now owns 100% of the former Sears parcel at South Plains Mall. The Company expects to create additional value through re-leasing the former Sears boxes. For example, Primark has leased space in portions of the Sears stores at Danbury Fair Mall and Freehold Raceway Mall. Refer to the Development Pipeline Forecast on page 34 for details of the Former Sears Redevelopments at these properties.

(j)

Construction is underway to convert former regional shopping center Westside Pavilion, which closed in January 2019, into an approximately 584,000 square foot Class A creative office campus called One Westside leased solely to Google, while maintaining approximately 96,000 square feet of adjacent entertainment and retail space at 10850 Pico Boulevard. The Company contributed the existing buildings and land valued at $190.0 million to the joint venture on August 31, 2018.

The Macerich Company

Supplemental Financial and Operating Information (Unaudited)

Debt Summary (at Company’s pro rata share) (a)

	As of March 31, 2021
	Fixed Rate	Floating Rate	Total
	(Dollars in thousands)
Mortgage notes payable	$3,910,201	$624,384	$4,534,585
Bank and other notes payable	400,000	1,078,716	1,478,716

Total debt per Consolidated Balance Sheet	4,310,201	1,703,100	6,013,301
Adjustments:
Less: Noncontrolling interests or financing arrangement share of debt from consolidated joint ventures	(359,364)	(100,500)	(459,864)

Adjusted Consolidated Debt	3,950,837	1,602,600	5,553,437
Add: Company’s share of debt from unconsolidated joint ventures	3,019,276	82,551	3,101,827

Total Company’s Pro Rata Share of Debt	$6,970,113	$1,685,151	$8,655,264

Weighted average interest rate	4.00%	2.23%	3.66%
Weighted average maturity (years)			4.07

(a)

The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company

Supplemental Financial and Operating Information (Unaudited)

Outstanding Debt by Maturity Date

	As of March 31, 2021
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
Danbury Fair Mall	07/01/21	5.56%	$184,775	$—	$184,775
The Macerich Partnership, L.P. - Line of Credit (b) (c) (d)	07/06/21	4.50%	400,000	—	400,000
Tucson La Encantada	03/01/22	4.23%	61,480	—	61,480
Pacific View	04/01/22	4.08%	114,065	—	114,065
Oaks, The	06/05/22	4.14%	180,731	—	180,731
Towne Mall	11/01/22	4.48%	19,690	—	19,690
Green Acres Mall (d)	02/03/23	3.94%	257,115	—	257,115
Fashion Outlets of Niagara Falls USA	10/06/23	6.45%	100,820	—	100,820
Chandler Fashion Center (e)	07/05/24	4.18%	127,959	—	127,959
Victor Valley, Mall of	09/01/24	4.00%	114,806	—	114,806
Queens Center	01/01/25	3.49%	600,000	—	600,000
Vintage Faire Mall	03/06/26	3.55%	244,808	—	244,808
Fresno Fashion Fair	11/01/26	3.67%	323,907	—	323,907
SanTan Village Regional Center (f)	07/01/29	4.34%	186,234	—	186,234
Freehold Raceway Mall (e)	11/01/29	3.94%	199,692	—	199,692
Kings Plaza Shopping Center	01/01/30	3.71%	535,542	—	535,542
Fashion Outlets of Chicago	02/01/31	4.61%	299,213	—	299,213

Total Fixed Rate Debt for Consolidated Assets		4.09%	$3,950,837	$—	$3,950,837

The Macerich Partnership, L.P. - Line of Credit (b) (c) (d)	07/06/21	2.08%	$—	$1,078,716	$1,078,716
Santa Monica Place (d)	12/09/22	1.83%	—	298,753	298,753
Green Acres Commons	03/29/23	3.13%	—	124,631	124,631
Fashion District Philadelphia (d) (g)	01/22/24	4.00%	—	100,500	100,500

Total Floating Rate Debt for Consolidated Assets		2.23%	$—	$1,602,600	$1,602,600

Total Debt for Consolidated Assets		3.55%	$3,950,837	$1,602,600	$5,553,437

II. Unconsolidated Assets (At Company’s pro rata share):
FlatIron Crossing (51%)	01/05/22	4.38%	$102,056	$—	$102,056
One Westside - defeased (25%)	10/01/22	4.77%	32,707	—	32,707
Washington Square Mall (60%)	11/01/22	3.65%	321,719	—	321,719
Deptford Mall (51%)	04/03/23	3.55%	87,262	—	87,262
Scottsdale Fashion Square (50%)	04/03/23	3.02%	215,040	—	215,040
Tysons Corner Center (50%)	01/01/24	4.13%	361,297	—	361,297
Paradise Valley (5%) (d)	09/29/24	5.00%	2,791	—	2,791
South Plains Mall (60%)	11/06/25	4.22%	120,000	—	120,000
Twenty Ninth Street (51%)	02/06/26	4.10%	76,500	—	76,500
Country Club Plaza (50%)	04/01/26	3.88%	154,121	—	154,121
Lakewood Center (60%)	06/01/26	4.15%	209,591	—	209,591
Kierland Commons (50%)	04/01/27	3.98%	104,075	—	104,075

The Macerich Company

Supplemental Financial and Operating Information (Unaudited)

Outstanding Debt by Maturity Date

	As of March 31, 2021
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
Los Cerritos Center (60%)	11/01/27	4.00%	315,000	—	315,000
Arrowhead Towne Center (60%)	02/01/28	4.05%	240,000	—	240,000
North Bridge, The Shops at (50%)	06/01/28	3.71%	187,113	—	187,113
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	112,435	—	112,435
West Acres - Development (19%)	10/10/29	3.72%	431	—	431
Tysons Tower (50%)	10/11/29	3.38%	94,458	—	94,458
Broadway Plaza (50%)	04/01/30	4.19%	224,528	—	224,528
Tysons VITA (50%)	12/01/30	3.43%	44,426	—	44,426
West Acres (19%)	03/01/32	4.61%	13,726	—	13,726

Total Fixed Rate Debt for Unconsolidated Assets		3.89%	$3,019,276	$—	$3,019,276

Atlas Park (50%)	10/28/21	2.39%	$—	$34,110	$34,110
Boulevard Shops (50%)	12/05/23	2.29%	—	9,642	9,642
One Westside - Development (25%) (d)	12/18/24	2.13%	—	38,799	38,799

Total Floating Rate Debt for Unconsolidated Assets		2.26%	$—	$82,551	$82,551

Total Debt for Unconsolidated Assets		3.85%	$3,019,276	$82,551	$3,101,827

Total Debt		3.66%	$6,970,113	$1,685,151	$8,655,264

Percentage to Total			80.53%	19.47%	100.00%

(a)

The debt balances include the unamortized debt premiums/discounts and loan finance costs. Debt premiums/discounts represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions. Debt premiums/discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt premiums/discounts and loan finance costs.

(b)

On April 14, 2021, the Company renewed its corporate credit facility. The $700 million facility includes both a revolving line of credit totaling $525 million and a term loan totaling $175 million. The revolver has a two-year initial term plus a one-year extension option and the term loan has a three-year term. At closing, the facility was $495 million, including $320 million drawn on the revolver and $175 million on the term loan, and at closing, the floating interest rate on the facility was LIBOR plus 2.75%.

(c)	The revolving line of credit includes an interest rate swap that effectively converts $400 million of the outstanding balance to fixed rate debt through September 30, 2021.
(d)	The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.
(e)	The property is owned by a consolidated joint venture. The loan amount represents the Company’s pro rata share of 50.1%.
(f)	The property is owned by a consolidated joint venture. The loan amount represents the Company’s pro rata share of 84.9%.
(g)	The property is owned by a consolidated joint venture. The loan amount represents the Company’s pro rata share of 50.0%.

The Macerich Company

Supplemental Financial and Operating Information (Unaudited)

Development Pipeline Forecast

(Dollars in millions)

as of March 31, 2021

In-Process Developments and Redevelopments:

Property	Project Type	Total Cost(a)(b) at 100%	Ownership %	Total Cost(a)(b) Pro Rata	Pro Rata Capitalized Costs(b) Incurred-to-date 3/31/2021	Expected Delivery(a)	Stabilized Yield(a)(b)(c)
One Westside fka Westside Pavilion Los Angeles, CA	Redevelopment of an existing retail center into an approximately 584,000 sf Class A creative office campus leased solely to Google	$500 - $550(d)	25.0%	$125 - $138(d)	$86	Q3 2022(e)	7.50% - 8.00%(d)

(a)

Much of this information is estimated and may change from time to time. See the Company’s forward-looking disclosure on pages 4 and 5 for factors that may affect the information provided in this table.

(b)	This excludes GAAP allocations of non cash and indirect costs.
(c)	Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non cash and indirect costs.
(d)

Includes $140 million ($35 million at the Company’s share), which is an allocable share of the total $190 million purchase price paid by the joint venture in August 2018 for the existing buildings and land.

(e)	Monthly base rent payments are anticipated to commence during the third quarter of 2022, with base rent abatements from the second through ninth month following rent commencement.

The Macerich Company

Supplemental Financial and Operating Information (Unaudited)

Development Pipeline Forecast (Continued)

(Dollars in millions)

as of March 31, 2021

Pipeline of Former Sears Redevelopments:

	Project Type	Ownership	Total Cost (a)(b) Pro rata	Pro rata Capitalized Costs 3/31/21 Incurred-to-Date(b)	Stabilized Yield(a)(b)(c)
	Retail Redevelopment		$75 - $90	$34	8.0% - 9.0%
	Mixed-Use Densification		55 - 70	4	9.0% - 10.5%
(d)	Future Phases		TBD	0	TBD

	Total	various	$130 - $160	$38

	Property	Description	Delivered/ Expected Delivery(e)

Retail Redevelopment:
(f)	Chandler Fashion Center	Redevelop existing store for a Harkins entertainment concept and additional retail uses	TBD
(f)	Deptford Mall	Redevelop existing store for: Dick’s Sporting Goods Round 1 additional retail uses	Q3-2020 Q4-2020 TBD
	South Plains Mall	Demolish box; site densification with retail and restaurants uses	TBD
(f)	Vintage Faire Mall	Redevelop existing store for:
		Dick’s Sporting Goods	Q4-2020
		Dave & Busters and additional retail uses	TBD
	Wilton Mall	Redevelop existing store with a medical center/medical office use	Q1-2020

Mixed-Use Densification:
(f)	Los Cerritos Center	Demolish box; site densification with residential, hotel and restaurant uses	TBD
(f)	Washington Square	Demolish box; site densification with hotel, entertainment and restaurant uses	TBD

(a)

Much of this information is estimated and may change from time to time. See the Company’s forward-looking disclosure on pages 1 and 2 for factors that may affect the information provided in this table. This estimated range of incremental redevelopment costs could increase if the Company and its joint ventures decide to expand the scope as the redevelopment plans get refined.

(b)	This excludes GAAP allocations of non cash and indirect costs.
(c)	Stabilized Yield represents estimated replacement net operating income at stabilization divided by direct redevelopment costs, excluding GAAP allocations of non cash and indirect costs.
(d)	Future demand-driven development phases are possible at Los Cerritos Center and Washington Square.
(e)	Given the uncertainties resulting from the COVID-19 pandemic, the expected delivery dates for many of these projects are not currently determinable.
(f)	These former Sears stores are owned by a 50/50 joint venture between the Company and Seritage Growth Properties.

The Macerich Company

Corporate Information

Stock Exchange Listing

New York Stock Exchange

Symbol: MAC

The following table shows high and low sales prices per share of common stock during each quarter in 2021, 2020 and 2019 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2019	$47.05	$41.63	$0.75
June 30, 2019	$44.73	$32.04	$0.75
September 30, 2019	$34.15	$27.54	$0.75
December 31, 2019	$31.77	$25.53	$0.75
March 31, 2020	$26.98	$5.49	$0.75
June 30, 2020	$13.18	$4.81	$0.50	(a)
September 30, 2020	$9.24	$6.55	$0.15
December 31, 2020	$12.47	$6.42	$0.15
March 31, 2021	$25.99	$10.31	$0.15

(a)	The dividend of $0.50 per share of the Company’s common stock declared on March 16, 2020, consisted of a combination of 80% shares of common stock and 20% in cash.

Dividend Reinvestment Plan

Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at 877-373-6374.

Corporate Headquarters The Macerich Company 401 Wilshire Boulevard, Suite 700 Santa Monica, California 90401 310-394-6000 www.macerich.com	Transfer Agent Computershare P.O. Box 30170 College Station, TX 77842-3170 877-373-6374 www.computershare.com

Macerich Website

For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit macerich.com.

Investor Relations

Jean Wood Vice President, Investor Relations Phone: 424-229-3366 jean.wood@macerich.com